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                    April 24, 2024

       Deric Eubanks
       President
       Stirling Hotels & Resorts, Inc.
       14185 Dallas Parkway, Suite 1200
       Dallas, TX 75254

                                                        Re: Stirling Hotels &
Resorts, Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed December 15,
2023
                                                            File No. 000-56623

       Dear Deric Eubanks:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction
       cc:                                              Laura K. Sirianni